                      Centennial Money Market Trust and
                     Centennial Government Trust Proxies
                                 June 5, 2003

Representatives from the Trust's transfer agent will be making calls to certain shareholders letting them know that this proxy is being sent.  The following script will be used for those calls.

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Hello, my name is ___________ from Shareholder Services, Inc., the transfer agent for your Centennial (Money Market or Government) Fund.  That is the
money market fund to you have in your A.G. Edwards account.

I am calling you today to let you know that you will be receiving a proxy statement and ballot for an upcoming shareholder meeting for your fund in the next week or so.

We just wanted to let you know to expect the proxy and to ask you to please be sure to read the proxy statement and vote your shares.

You can vote your shares by either:

1.    Completing the proxy ballot and returning it in the postage paid envelope.  Please be sure to sign the ballot before you return it.
2.    Voting by telephone.  Your proxy will have instructions on how to do that.

Thank you for your time.  We just wanted to call you and let you know that you should expect to receive this proxy statement and to ask you to please vote.